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                                                                    Exhibit 11.1




                          MEDSTONE INTERNATIONAL, INC.

                      COMPUTATION OF PER SHARE INFORMATION


                                                      THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                         SEPTEMBER 30,                          SEPTEMBER 30,
                                                 ----------------------------           ----------------------------
                                                    1995              1994                 1995              1994
                                                 ----------        ----------           ----------        ----------
Earnings:
  Net income  . . . . . . . . . . . . . . .      $1,211,109        $1,479,281           $3,220,397        $3,096,074
                                                 ==========        ==========           ==========        ==========

Computation of primary per share
 information:
  Shares:
    Number of shares outstanding(b) . . . .       5,208,051         4,924,745            5,185,189         4,902,125
    Add effect of outstanding
     options and warrants (a)   . . . . . .         382,279           411,366              353,724           427,862
                                                 ----------        ----------           ----------        ----------
    Number of shares outstanding, as
     adjusted   . . . . . . . . . . . . . .       5,590,330         5,336,111            5,538,913         5,329,987
                                                 ==========        ==========           ==========        ==========

  Primary earnings per share:
    Net income  . . . . . . . . . . . . . .      $      .22        $      .28            $     .58        $      .58
                                                 ==========        ==========            =========        ==========

Computation of fully diluted per
 share information:
  Shares:
    Number of shares outstanding
     per primary computation  . . . . . . .       5,208,051         4,924,745            5,185,189         4,902,125
    Add effect of outstanding options and
     warrants (a)   . . . . . . . . . . . .         441,158           471,218              519,250           482,503
                                                 ----------        ----------           ----------        ----------
    Number of shares outstanding as
     adjusted   . . . . . . . . . . . . . .       5,649,209         5,395,963            5,704,439         5,384,628
                                                 ==========        ==========           ==========        ==========

  Fully diluted earnings per share:
    Net income  . . . . . . . . . . . . . .      $      .21        $      .27           $      .56        $      .57
                                                 ==========        ==========           ==========        ==========




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(a)   As determined by the application of the treasury stock method.
(b)   Weighted average number of shares outstanding.


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